Exhibit 10.26

September 28, 2009

Mr. Gregory Swayne

Dear Greg:

 On behalf of HSW International, Inc. (“HSW International” or the “Company”), I am pleased to offer you employment as Chief Executive Officer of HSW International under the terms set forth below in this letter agreement (the “Letter Agreement”), commencing on September 28, 2009 (the “Commencement Date”).  The terms of your employment are set forth as follows:

1. Services and Duties.

(a) Position.  You will serve as Chief Executive Officer of HSW International, and shall perform all duties consistent with that position and such duties as shall be reasonably prescribed from time to time by the Company, including without limitation general supervision, direction, and control of the business of HSW International, subject to the control of the Board of Directors of the Company (the “Board”) and its committees.  You also agree to serve without additional remuneration in such other executive or director capacity as directed by the Board for one or more direct or indirect subsidiaries of the Company.

(b) Devotion of Time.  During the term of this Letter Agreement, you agree to devote your full attention, energies and best efforts to rendering services on behalf of HSW International (or its parent, subsidiaries or other affiliates if directed to do so by the Company).  You shall not engage in any outside employment without the express written consent of the Company.  Notwithstanding the above, you shall be permitted, to the extent such activities do not substantially interfere with the performance of your duties and responsibilities hereunder to (i) manage your personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that your continuing to serve on any such board and/or committees on which you are serving, or with which you are otherwise associated, as of the Commencement Date, shall be deemed not to interfere with the performance of your duties and responsibilities under this Letter Agreement), (iii) investing or trading in stocks, bonds, commodities or other forms of investment, including real property; and, (iv) continue serving on the board of directors of Airsage, Inc.

2. Term.

This term of this Letter Agreement shall begin on the Commencement Date and, unless earlier terminated as provided herein, shall end on the third anniversary of the Commencement Date (the “Term”).  Thereafter, this Letter Agreement shall terminate, and, unless either party shall elect in writing not to continue your employment with the Company, you shall become an at-will employee of the Company.

3. Compensation and Related Matters.

(a) Base Salary.  Your starting salary upon the Commencement Date will be $22,916.67 per month ($275,000 annually) through December 31, 2009, and then will increase to $25,000 per month ($300,000 annually) (the “Base Salary”).  The Base Salary will be paid to you (minus applicable federal, state and local payroll taxes, and other withholdings required by law or authorized by you) in accordance with HSW International’s normal payroll practices.  The Compensation Committee of the Board will review your Base Salary compensation for any discretionary merit-based increases on January 1, 2011, and January 1, 2012.

(b) Bonus Compensation.  In addition to the Base Salary, you will be eligible for an annual discretionary bonus to be determined by the Board based on performance criteria of you and the Company to be discussed with and communicated to you within sixty days by the Compensation Committee of the Board (“Bonus Plan”).

(c) Expenses.  During your employment hereunder, you shall be entitled to receive prompt reimbursement for all reasonable business and entertainment expenses incurred by you in performing services hereunder, provided that you properly account therefor to the Company.  All such reimbursements shall be subject to HSW International’s policies and procedures.

(d) Other Benefits.  Beginning on the Commencement Date, you shall be entitled to participate in other benefit plans to which you are eligible pursuant to Company policy, which may be amended from time to time in the Company’s discretion, and the applicable plan documents (the “Standard Benefit Plans”).  Such shall include medical and health benefit plans consistent with those granted other executives in the Company.

(e) Vacations.  You shall be entitled to four weeks of paid vacation per year in accordance with HSW International’s policies and procedures.

(f) Stock Options.  HSW International will grant to you options to acquire 410,000 shares of HSW International’s common stock (the “Options”) in accordance with the Company’s 2006 Equity Incentive Plan (the “Incentive Plan”).  The Options represent the entirety of the stock-based compensation that you will receive during the Term.  You acknowledge that the grant date for the Options is anticipated to be approximately one week following the Company’s public disclosure of its anticipated entrance into a transaction agreement with ShareCare, Inc.  Unless otherwise defined herein, capitalized terms used in this sub-Section have the meanings assigned such terms in the Incentive Plan.  The Award Agreement will reflect HSW International’s standard terms and conditions for stock option grants except as follows:

(i) The Options shall have an exercise price equal to 100% of the Fair Market Value on the date of the Award.

(ii) Fifty thousand shares of the Options shall become immediately vested upon the Commencement date, and 1/36th of the remainder shall become fully vested on each monthly anniversary of the Commencement Date for the Term.  Except as provided elsewhere in this Letter Agreement, vesting shall occur at the times indicated only if you remain an employee of the Company and this Letter Agreement is then in effect.

(iii) If either party should terminate your employment and this Letter Agreement for any reason, then all un-vested Options shall terminate with such termination.

(iv) The term of the Option will be ten years from the date of the Award Agreement (“Option Term”).

(v) Options that are vested shall be irrevocable and may be exercised in whole or in part, by you, your heirs or estate, for the full remaining Option Term so long as you remain an employee of the Company. Otherwise, all Options held by you shall terminate and no longer be exercisable one year from the termination of your employment with HSW International for any reason.

(vi) If a Change in Control (as defined below) should occur during the Term, then all un-vested Options shall become fully vested as of the date of said Change in Control.  “Change of Control” means any of the following: (a) a merger or consolidation of HSW International into or with any other person or persons, or a transfer of equity interests in a single transaction or a related series of transactions, in which in any case the equity holders of HSW International immediately prior to such merger, consolidation, sale, exchange, conveyance or other disposition or first of such series of transactions possess less than a majority of the voting power of Employer’s or any successor entity’s issued and outstanding equity securities immediately after such transaction or series of such transactions; or (b) a single transaction or related series of transactions, pursuant to which a person or persons acquire all or substantially all of HSW International’s assets determined on a consolidated basis.

4. Termination.

During the Term, your employment hereunder may be terminated by HSW International or by you under the following circumstances:

(a) Mutual Agreement.  Your employment may be terminated by mutual written agreement between you and the Company.

(b) Death.  Your employment shall terminate immediately upon your death.

(c) Disability.  The Company may terminate your employment if you are unable to perform the essential functions of your job under this Letter Agreement due to a physical or mental impairment (“Disability”).  However, under no circumstances will the Company terminate your employment pursuant to its rights in this subsection provided that such Disability does not continue past 120 days from the point the Company notifies you in writing of your Disability.

(d) Cause.  Your employment may be terminated immediately for Cause.  “Cause” means the occurrence or existence of any of the following with respect to you, as determined in good faith by the Board (with your abstaining if then a member of the Board):

(i) any act of dishonesty resulting in a materially adverse effect upon the Company or material misappropriation, embezzlement, fraud or similar conduct involving HSW International or any affiliate;
(ii) the conviction or a plea of nolo contendere, guilty or the equivalent with respect to a felony charge or crime involving moral turpitude or dishonesty;
(iii) any intentional damage by you of a material nature to any property of HSW International or any affiliate;
(iv) conduct by you which constitutes gross negligence in serving in your capacity as an employee of  the Company or any affiliate which includes, but is not limited to, the disclosing of trade secrets or confidential information of the Company or any affiliate to persons not entitled to receive such information;
(v) any breach of any non-competition or non-solicitation agreement between you and HSW International or any affiliate;
(vi) any material breach by you of any material obligation under this Letter Agreement, or fiduciary duties to HSW International or any affiliate which is not cured by you within 30 days of receipt of written notice specifying such breach; or
(vii) the engaging by you in employment practices which violate federal, state or local law.

(e) Termination Without Cause.  Notwithstanding any provisions of this Letter Agreement to the contrary, prior to the expiration of the Term, HSW International may terminate your employment for any reason other than those specified in the foregoing paragraphs (a), (b), (c) or (d) (or for no reason) at any time effective upon delivery of 30 days written notice by the Board, provided that the Company may at its election provide continued Base Salary payments and medical and health benefits for all or a portion of such thirty (30) day period in lieu of such notice.

(f) Termination by You with Notice.  You may terminate your employment (resign) at any time effective upon 30 days written notice to the Board, provided that the Company may at its election provide continued Base Salary payments and medical and health benefits for all or a portion of such thirty (30) day period in lieu of such notice.

(g) Expiration at End of Term.  The Employer may permit this Letter Agreement to expire, by its terms, upon the giving of written notice thereof to Executive at least 90 days prior to the expiration of the Term.

5. Compensation and Payments Upon Termination.

You will be entitled to the following compensation from HSW International (in lieu of all other sums payable to you hereunder) upon the termination of your employment.

(a) Mutual Agreement.  If your employment is terminated as a result of mutual agreement, HSW International shall pay your Base Salary, plus all accrued, earned and unused benefits under the Standard Benefit Plans, in each case, through the date of termination, plus the amount actually earned under any Bonus Plan (i.e., prorated for any year less than a full calendar year) as of the date of your termination, and you will be entitled to receive any vested pension and retirement benefits (for all purposes of this Letter Agreement, all such accrued, earned and unpaid items through the applicable date of termination (minus applicable federal, state and local payroll taxes, and other withholdings required by law or authorized by you) are referred to as the “Earned Amounts”).

(b) Death.  If your employment is terminated as a result of death, HSW International will pay to your estate the Earned Amounts and shall have no further obligations to you or your heirs or estate.

(c) Disability.  If your employment is terminated as a result of Disability, you will be provided long term disability benefits to which you may be eligible (if any), in accordance with HSW International’s then existing Standard Benefit Plans and HSW International shall pay to you the Earned Amounts and shall have no further obligations to you.

(d) Cause.  If your employment is terminated for Cause, HSW International shall pay to you the Earned Amounts and shall have no further obligations to you.

(e) Termination Without Cause.  If HSW International shall elect to terminate your employment for a reason other than those described in (a), (b), (c), (d) or (g) of Section 4 of this Letter Agreement (or for no reason), then, HSW International shall pay to you the following and shall have no further obligations to you:

(i) the Earned Amounts; plus,

(ii) your Base Salary and medical and health benefits in effect as of the date of termination for a period of: (A) twelve months from the date of termination if such occurred prior to October 1, 2010; (B) nine months from the date of termination if such occurred between October 1, 2010, and September 30, 2011; or (C) six months from the date of termination if such occurred between October 1, 2011 and the end of the Term, such period not to extend beyond the original end of the Term; each, payable (minus applicable federal, state and local payroll taxes, and other withholdings required by law or authorized by you) as if you remained an active employee of the Company (the “Severance Payment”); provided, however, no Severance Payment shall be payable under this Subsection 5(e)(ii) unless you execute and deliver to the Company, in a form acceptable to the Company and its counsel, a general release of claims against the Company (the “Release”), which Release is not revoked by you within any time period allowed for revocation under applicable law.  Such Release must be signed by you and any revocation period must have expired within sixty (60) days after the effective date of your termination of employment.

(f) Termination by You with Notice.  In the event that you terminate your employment (resign),  HSW International shall pay to you the Earned Amounts and shall have no further obligations to you.

(g) Expiration at End of Term.  In the event HSW International elects to permit this Letter Agreement to expire by its own terms, pursuant to the provisions of Section 4(g), HSW International will pay to you the Earned Amounts through the end of the Term and shall have no further obligations to you.

6. Non-Disclosure.

(a) Proprietary Information.  By virtue of your employment with HSW International, you will have access to confidential, proprietary, and highly sensitive information relating to the business of the Company and which is a competitive asset of the Company (“Proprietary Information”).  Such Proprietary Information includes all information that relates to the business of the Company, which is or has been disclosed to you orally or in writing by the Company or obtained by virtue of work performed for the Company, is or was developed by the Company, and is not generally available to or known by individuals or entities within the industry in which the Company is or may become engaged or readily accessible by independent investigation.  The Proprietary Information sought to be protected includes, without limitation, information pertaining to:  (i) the identities of customers and clients with which or whom the Company does or seeks to do business, as well as the point of contact persons and decision-makers at these customers and clients, including their names, addresses, e-mail addresses and positions; (ii) the past or present purchasing history and the past and/or current job requirements of each past and/or existing customer and client; (iii) the volume of business and the nature of the business relationship between the Company and its customers and clients; (iv) the pricing of the Company’s products or services, including any deviations from its standard pricing for particular customers and clients; (v) the Company’s business plans and strategy; (vi) information regarding the Company’s employees, including their identities, skills, talents, knowledge, experience, and compensation; (vii) the Company’s financial results and business condition; and (viii) computer programs and software developed by the Company and tailored to the Company’s needs by its employees, independent contractors, or vendors; (ix) information relating to the Company’s vendors or other key suppliers; (x) any past or present merchandise or supply sources in the future; (xi) system designs, procedure manuals, automated data programs, reports, personnel procedures, and supply and service resources.  Proprietary Information may be contained on HSW International’s computer network, in computerized documents or files, or in any written or printed documents, including any written reports summarizing such information.

(b) Non-Disclosure of Proprietary Information.  You acknowledge that HSW International’s Proprietary Information will be disclosed to you throughout your employment at the Company in order to enable you to perform your duties for the Company.  Finally, you acknowledge that the unauthorized disclosure of Proprietary Information could place the Company at a competitive disadvantage.  Consequently, during your employment and for a period of two (2) years thereafter, you agree not to use, publish, disclose or divulge, directly or indirectly, any Proprietary Information except in the performance of your duties to the Company.  You further agree not to make un-authorized copies of any Proprietary Information during your employment.

(c) Survival of Your Obligations.  You understand and agree that your obligations under this Section shall survive the termination of this Letter Agreement and/or your employment with HSW International for a period of two years, except for Proprietary Information that constitutes trade secrets in which case the obligations of confidentiality shall continue in perpetuity.  You further understand and agree that your obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which you have to HSW International under general legal or equitable principles, or other policies implemented by the Company.

7. Return of Company Property.

You acknowledge that all memoranda, notes, correspondence, databases, computer discs, computer files, computer equipment and/or accessories, pagers, telephones, passwords or pass codes, records, reports, manuals, books, papers, letters, CD-ROM diskettes, keys, Internet database access codes, client profile data, job orders, client and customer lists, contracts, software programs (including source code), information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales, financial or technological information relating to the Company’s business, and any and all other documents containing Proprietary Information furnished to you by any representative of the Company or otherwise acquired or developed by you in connection with you association with the Company (collectively, “Recipient Materials”) shall at all times be the property of the Company.  Within forty-eight (48) hours of the termination of your employment for any reason, you will return to the Company any Recipient Materials (inclusive of any copies) that are in your possession, custody or control.

8. Non-Compete and Non-Solicitation of Customers/Clients.

(a) Access to Proprietary Information.  You acknowledge that the special relationship of trust and confidence between you, HSW International, and its clients and customers creates a high risk and opportunity for the misappropriation of the relationship and goodwill existing between HSW International and its clients and customers.  You further acknowledge and agree that it is fair and reasonable for HSW International to take steps to protect itself from the risk of such misappropriation.  You further acknowledge that, at the outset of your employment with HSW International and/or throughout your employment with the Company, you have been or will be provided with access to and informed of HSW International’s Proprietary Information, which will enable you to benefit from the Company’s goodwill and know-how.

(b) Inevitable Disclosure.  You acknowledge that it would be inevitable in the performance of your duties as a director, officer, employee, investor, agent or executive of any person, association, entity, or company which competes with HSW International to disclose and/or use HSW International’s Proprietary Information, as well as to misappropriate HSW International’s goodwill and know-how, to or for the benefit of such other person, association, entity, or company.  You also acknowledge that, in exchange for the execution of the non-solicitation restriction set forth in Section 8(c), you have received substantial, valuable consideration.  You further acknowledge and agree that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth in this Section 8.

(c) Covenant Not to Compete.  You agree that during your employment with HSW International and, if terminated, for a period following employment that continues so long as (i) Severance Payment is being made, or (ii) you hold any vested, unexercised Options that have not been terminated (the “Restrictive Period”), you shall not, without the prior written consent of the Board, directly or indirectly, on your own behalf or in the service of or on behalf of others, within the Territory, perform the same or substantially the same duties you performed for HSW International, on behalf of any business that competes with HSW International.  You and the Company acknowledge that the business of the Company is very broad in scope and that your duties are equally broad in scope because you are the CEO with overall responsibility for the entire business.  Consequently, “Territory” means the United States of America, China and Brazil.  The Restrictive Period shall not apply during any time following termination of your employment when no Severance Payment is being made and none of the Options have an exercise price higher than the volume weighted average price of the Company’s common stock over the five most recent trading days.

(d) Non-Solicitation of Customers.  Ancillary to the enforceable promises set forth in this Letter Agreement as well as to protect the vital interests described in this Letter Agreement, you agree that, while you are employed by HSW International and during the Restrictive Period, you will not, without the prior written consent of HSW International, directly or indirectly, solicit any customer for the purpose of providing products or services that compete with products and services provided by the HSW International.  This restriction is limited to customers with whom you had material contact during your employment for the purpose of performing your job duties at the Company.  You also agree that, while you are employed by HSW International and for twelve months thereafter, you will not, without the prior written consent of HSW International, directly or indirectly, solicit any business partner of HSW International for the purpose of enticing that business partner to alter, limit or terminate its relationship with HSW International.  This restriction is limited to business partners with whom you had material contact during your employment for the purpose of performing your job duties at the Company.

(e) Reasonable Restrictions.  You agree that the restrictions set forth above are ancillary to an otherwise enforceable agreement, are supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by this Section 8 are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of HSW International.  You agree that if, at some later date, a court of competent jurisdiction determines that the non-competition and/or the non-solicitation provisions set forth in this Section 8 do not meet the criteria set forth in applicable law, this Section 8 may be reformed by the court and enforced to the maximum extent permitted under applicable law.

(f) Breach.  If you are found to have violated any of the provisions of this Section 8, you agree that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation by him.  You understand that your obligations under this Section 8 shall survive the termination of your employment with the Company and shall not be assignable by you.

9. Non-Solicitation of Employees and Executives.

You acknowledge that, as part of your employment or association with HSW International, you will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Company’s employees.  In order to protect the confidentiality of such information, as well as HSW International’s investment in and relationships with such employees, you agree that, for a period of 12 months following the termination of your employment with HSW International, whether such termination occurs at the insistence of you or the Company, you shall not directly or indirectly recruit or solicit employees of HSW International with whom you had contact for the purpose of performing your job duties.  This restriction is limited to recruiting or soliciting for the purpose of enticing the employee to end his or her relationship with HSW International.

Your obligations under this Section 9 shall survive the termination of this Letter Agreement and your employment with HSW International.

10. Remedies.

You hereby acknowledge and agree that in the event that you violate any of the provisions set forth in Sections 6, 7, 8, or 9 of this Letter Agreement, HSW International will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages.  Consequently, you acknowledge and agree that the Company shall – without limitation to or waiver of any other relief available to the Company – be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation.

11. Notification of Prospective Employment.

Prior to accepting employment or an association with any third party which is engaged in a business competitive to the business conducted by HSW International or which, because of the nature of your proposed or potential position with the third party, may require you to use or disclose the Company’s Proprietary Information, you agree to notify such third party that you are bound by the terms of this Letter Agreement.  You also agree that the Company may, at any time while any of the non-disclosure or non-solicitation covenants contained in this Letter Agreement are in force, provide notice of the existence of this Letter Agreement to any third party with whom or which you propose to negotiate or are negotiating concerning employment or an association or to accept employment, or with whom or which you have accepted employment or an association, without any liability to you for any such notice.

12. Inventions, Ideas/Patentable Inventions.

You agree to disclose, fully and promptly, and only to HSW International, all ideas, methods, plans, improvements or patentable inventions of any kind which are made or discovered, in whole or in part, by you during the performance of your job duties; that result from any aid, support, or assistance by HSW International; or that are created during your work time with HSW International.  In connection with any invention, discovery, concept or idea subject to the foregoing Sections, you will promptly execute a specific assignment of any title, shop-right or license to the Company, and, if requested to do so, will cooperate fully with the Company to secure a patent, shop-right, or license therefor in the United States and/or foreign countries.  However, nothing in this Letter Agreement shall require any assignment otherwise prohibited by law.  You further agree that any and all work product created or performed by you while you are working with or on behalf of the Company, is a “work for hire” under the terms of the United States Copyright Act, and shall be and remain the exclusive property of the Company.  You hereby assign any and all rights, title, and ownership interests that you may now have or hereafter acquire in or to such work product to HSW International.  In the event the Company is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in the preceding paragraph, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest, to act for and in your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by you.  You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any invention, discovery, concept or idea assigned hereunder to the Company.
13. No Conflicting Obligations.

You hereby represent that, except as you have disclosed in writing to the Company, you are not bound by the terms of any agreement with any other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of your employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. You hereby further represent that, to the best of your knowledge, your performance of all  the terms of this Letter Agreement and as an employee of the Company does not and shall not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company, and you will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any third party.

14. Successors; Binding Agreement.

 This Letter Agreement shall be binding upon, and insure to the benefit of, HSW International, you, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  Without limiting the generality of the foregoing, HSW International may assign this Letter Agreement to any successor of HSW International (or the same may remain with HSW International as a subsidiary of a larger institution), without your consent, with such assignee being required to perform the Company’s obligations hereunder.

15. Complete Agreement; Survival.

This Letter Agreement sets forth the entire agreement among HSW International and you concerning the subject matter hereof, and supersedes all prior written or oral understandings of the parties.  Sections 6, 7, 8, 9, 10 11 and 12 of this Letter Agreement shall survive the termination of Employee’s employment regardless of the party terminating the employment and regardless of the manner of such termination.

16. Notice.

For purposes of this Letter Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been duly given when (i)

delivered personally; (ii) sent by telecopy or similar electronic device and confirmed; (iii) delivered by overnight express; or (iv) sent by registered or certified mail, postage prepaid, addressed as follows:

If to you:
Greg Swayne

If to HSW International:

HSW International, Inc.
3350 Peachtree Road
One Capital City Plaza, Suite 1600
Atlanta, GA 30326
Attention: Board of Directors

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17. Taxes.

The Company shall withhold such amounts from any compensation or other benefits payable to you under this Letter Agreement on account of payroll and other taxes as may be required by applicable law or regulation of any governmental authority. You hereby acknowledge and agree that you are responsible for the review with your own personal tax advisors the federal, state, local and foreign (if applicable) tax consequences of any grant or transactions contemplated by this Letter Agreement and you are relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to any such tax consequences.  You (and not the Company) shall be responsible for your own tax liability that may arise as a result of any grants or transactions contemplated by this Letter Agreement.

18. Miscellaneous.

No provision of this Letter Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by you and the Company.  No waiver by either party hereto of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Letter Agreement.

19. Governing Law.

This Letter Agreement is being made and is intended to be performed in the State of Georgia, and shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Georgia.

20. Counterparts.

This Letter Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

21. Voluntary Agreement.

The parties acknowledge that each has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Letter Agreement, and each has read this Letter Agreement, as signified by their respective signatures hereto, and each is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

[signatures follow on next page]

To accept this offer, please sign and date this Letter Agreement in the space provided below and return it to me no later than September 28, 2009.  A second copy of the document has been provided for you to keep for your records.

Sincerely,

/s/ Kai-Shing Tao
Mr. Kai-Shing Tao
Chairman, Compensation Committee
of the Board of Directors
HSW International, Inc.

I accept this offer of employment with HSW International, Inc. and agree to the terms and conditions outlined in this letter.

/s/ Gregory Swayne	September 28, 2009
By: Gregory Swayne	Date